OMB Approval No.2502-0598
(Exp. 04/30/2014)

DEED OF TRUST NOTE
(MULTISTATE)

HUD Project No.: 085-35545
HUD Project Name: The Lofts at the Highlands

US $32,539,400.00

July 1, 2012

FOR VALUE RECEIVED, the undersigned (**"Borrower"**) jointly and severally (if more than one) promises to pay to the order of **GERSHMAN INVESTMENT CORP.**, an Arkansas corporation, the principal sum of **Thirty Two Million Five Hundred Thirty Nine Thousand Four Hundred and 00/100** Dollars **(US $32,539,400.00)** (**"Loan"**), with interest on the unpaid principal balance at the Interest Rate.*

~~*[Alternative A. Solely for Construction Loans Having a Split Rate; delete Alternative A if not applicable]**~~

~~As used herein, **"Interest Rate"** means, as applicable, (i) the annual rate of ___________ per centum (_____%) (**"Construction Rate"**) payable through and including _______________, 20__ *[month before first amortized payment]* and (ii) thereafter at the annual rate of __________________ per centum (_____%) (**"Permanent Rate"**).*~~

~~*[Alternative B. For all other Loans; delete Alternative B if not applicable]**~~

As used herein, **"Interest Rate"** means the annual rate of **three and 40/100** per centum (**3.40%**).

1. **Defined Terms.** As used in this Note, (a) the term **"Lender"** means the holder of this Note, (b) the term **"Indebtedness"** means the principal of, interest on, and all other amounts due at any time under this Note, the Security Instrument or any

* **Alterations to this provision are permitted provided that the alterations comply with Program Obligations.**

other Loan Document, including prepayment premiums, late charges, default interest, and advances under Section 13 of the Security Instrument to protect the security of the Security Instrument; (c) the term **"Security Instrument"** has the meaning set forth in Section 4 of this Note; and (d) the term **"Program Obligations"** means (1) all applicable statutes and any regulations issued by the Secretary pursuant thereto that apply to the Project, including all amendments to such statutes and regulations, as they become effective, except that changes subject to notice and comment rulemaking shall become effective only upon completion of the rulemaking process, and (2) all current requirements in HUD handbooks and guides, notices, and mortgagee letters that apply to the Project, and all future updates, changes and amendments thereto, as they become effective, except that changes subject to notice and comment rulemaking shall become effective only upon completion of the rulemaking process, and provided that such future updates, changes and amendments shall be applicable to the Project only to the extent that they interpret, clarify and implement terms in this Note rather than add or delete provisions from such document. Handbooks, guides, notices, and mortgagee letters are available on HUD's official website: (http://www.hud.gov/offices/adm/hudclips/index.cfm or a successor location to that site).

The definition of any capitalized term or word used herein can be found in this Note and, if not found in this Note, then found in the Regulatory Agreement between Borrower and HUD and/or the Security Instrument.

2. **Address for Payment.** All payments due under this Note shall be payable in immediately available funds at **Gershman Investment Corp., 7 North Bemiston Ave., St. Louis, MO 63105-0600**, or such other place as may be designated by written notice to Borrower from or on behalf of Lender.

3. **Payment of Principal and Interest.** Principal and interest shall be paid as follows:

~~*[Alternative A. Construction Loan payment provision – Split Rate; delete Alternative A if not applicable]**~~

~~(a) Interest only at the Construction Rate on such amount of principal as may be advanced from time to time, computed from the date of such advance, shall be payable monthly commencing on ____________, 20__ *[month following closing]*, and on the first day of each month thereafter up to and including ____________, 20__ (**"Last Interest Only Payment Date"**) *[month before first amortized payment]*. Thereafter, consecutive monthly installments of principal and interest at the Permanent Rate, each in the amount of ________________________________ Dollars (US $________________), shall be payable on the first day of each month beginning on ________________, 20__ (**"Amortization Commencement Date"**), until the entire unpaid principal balance evidenced by this Note is fully paid. Notwithstanding the foregoing, in the event that any principal under this Note is advanced after the Last Interest Only Payment Date, for the period commencing on the Amortization~~

Commencement Date and continuing through the first day of the month following the date on which the final advance of principal is made, the monthly installments of principal and interest shall be reduced, as determined by the Lender, to equal the sum of (i) interest accrued on this Note (at the applicable interest rate) on the outstanding principal balance during the prior month plus (ii) the principal payment due under the original amortization schedule used in determining the monthly principal and interest payment amount set forth above. In any event, the balance of the principal (if any) remaining unpaid, plus accrued interest shall be due and payable on ________________________, 20__ or on any earlier date on which the unpaid principal balance of this Note becomes due and payable, by acceleration or otherwise ("**Maturity Date**").

*[Alternative B. Construction Loan payment provision – Single Rate; delete Alternative B if not applicable]**

(a) Interest only at the Interest Rate on such amount of principal as may be advanced from time to time, computed from the date of such advance, shall be payable monthly commencing on __________, 20__ [*month following closing*], and on the first day of each month thereafter up to and including _______________, 20__ ("**Last Interest Only Payment Date**") [*month before first amortized payment*]. Thereafter, consecutive monthly installments of principal and interest at the Interest Rate, each in the amount of ____ Dollars (US $__________________), shall be payable on the first day of each month beginning on __________________, 20__ ("**Amortization Commencement Date**"), until the entire unpaid principal balance evidenced by this Note is fully paid. Notwithstanding the foregoing, in the event that any principal under this Note is advanced after the Last Interest Only Payment Date, for the period commencing on the Amortization Commencement Date and continuing through the first day of the month following the date on which the final advance of principal is made, the monthly installments of principal and interest shall be reduced, as determined by the Lender, to equal the sum of (i) interest accrued on this Note (at the Interest Rate) on the outstanding principal balance during the prior month plus (ii) the principal payment due under the original amortization schedule used in determining the monthly principal and interest payment amount set forth above. In any event, the balance of the principal (if any) remaining unpaid, plus accrued interest shall be due and payable on ________________________, 20__ or on any earlier date on which the unpaid principal balance of this Note becomes due and payable, by acceleration or otherwise ("**Maturity Date**").

*[Alternative C. Non-Construction Loan payment provision; delete Alternative C if not applicable]**

(a) Interest only at the Interest Rate on the principal outstanding for the period beginning on the date of disbursement and ending on and including the last day of the month in which such disbursement is made shall be payable on **August 1, 2012**. Thereafter, consecutive monthly installments of principal and interest, each in the

amount of **One Hundred Twenty Four Thousand One Hundred Ten and 61/100 Dollars (US $124,110.61)**, shall be payable on the first day of each month beginning on **September, 2012**, [~~the first day of the second month after the month of closing~~] until the entire unpaid principal balance evidenced by this Note is fully paid. Any remaining principal and interest shall be due and payable on **August 1, 2052**, or on any earlier date on which the unpaid principal balance of this Note becomes due and payable, by acceleration or otherwise (**"Maturity Date"**).

(b) Any regularly scheduled monthly installment of principal and interest that is received by Lender before the date it is due shall be deemed to have been received on the due date solely for the purpose of calculating interest due.

4. **Security.** The Indebtedness is secured by, among other things, a mortgage, deed to secure debt or deed of trust dated as of the date of this Note (**"Security Instrument"**), and reference is made to the Security Instrument for other rights of Lender as to collateral for the Indebtedness.

5. **Application of Payments.** If at any time Lender receives, from Borrower or otherwise, any amount applicable to the Indebtedness that is less than all amounts due and payable at such time, Lender shall apply that payment to amounts then due and payable in the manner and in the order set forth in Section 7(a)(3) of the Security Instrument. Neither Lender's acceptance of an amount that is less than all amounts then due and payable nor Lender's application of such payment in the manner authorized shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction. Notwithstanding the application of any such amount to the Indebtedness, Borrower's obligations under this Note shall remain unchanged.

6. **Acceleration.** If a Monetary Event of Default occurs and is continuing, the entire unpaid principal balance, any accrued interest and all other amounts payable to Lender under this Note and any other Loan Document shall at once become due and payable, at the option of Lender, without any prior notice to Borrower. If a Covenant Event of Default occurs and the Indebtedness is accelerated as set forth in the Security Instrument, the entire unpaid principal balance, any accrued interest, and all other amounts payable to Lender under this Note and any other Loan Document shall at once become due and payable. Lender may exercise this option to accelerate regardless of any prior forbearance. Upon Lender's exercise of any right of acceleration under this Note, Borrower shall pay to Lender, in addition to the entire unpaid principal balance of this Note outstanding at the time of the acceleration, all accrued interest and all other sums due Lender under the Loan Documents.

7. **Late Charge.** If any monthly amount payable under this Note or under the Security Instrument or any other Loan Document is not received by Lender within ten (10) days after the amount is due, Borrower shall pay to Lender, immediately and without demand by Lender, a late charge equal to two percent (2%) of such monthly

amount. Borrower acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Loan, and that it is extremely difficult and impractical to determine those additional expenses. Borrower agrees that the late charge payable pursuant to this Section represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional expenses Lender will incur by reason of such late monthly payment.

8. Exculpation; Remedies.

(a) Except for personal liability expressly provided for in this Note or in the Security Instrument or in the Regulatory Agreement, the execution of this Note shall impose no personal liability upon Borrower and Steven A. Brown for payment of the Indebtedness evidenced thereby and in the Event of Default, the holder of the Note shall look solely to the Mortgaged Property in satisfaction of the Indebtedness and will not seek or obtain any deficiency or personal judgment against Borrower and Steven A. Brown, except such judgment or decree as may be necessary to foreclose or bar its interest in the Mortgaged Property and all other property mortgaged, pledged, conveyed or assigned to secure payment of the Indebtedness; provided, that nothing in this Section 8 of this Note and no action so taken shall operate to impair any obligation of Borrower under the Regulatory Agreement.

(b) Notwithstanding Section 8(a) above, Borrower shall be liable to Lender for any loss or damage suffered by Lender as a result of (1) failure of Borrower to pay to Lender, upon demand after an Event of Default, all Rents to which Lender is entitled under Section 3(a) of the Security Instrument and the amount of all security deposits collected from tenants with existing Leases; (2) failure of Borrower to apply all insurance proceeds and condemnation proceeds as required by Sections 19 and 20 of the Security Instrument; (3) failure of Borrower to comply with Section 15 of the Security Instrument relating to the delivery of books and records, statements, schedules and reports; (4) Borrower's acquisition of any property or operation of any business not permitted by Section 33 of the Security Instrument; (5) a transfer or the granting of a lien or encumbrance that is an Event of Default under Sections 17 and 21 of the Security Instrument, other than a transfer consisting solely of the involuntary removal or involuntary withdrawal of a general partner in a limited partnership or a manager in a limited liability company; or (6) fraud or written material misrepresentation by Borrower or any officer, director, general partner, member, manager or employee of Borrower in connection with the Loan Application for or creation of the Indebtedness or any request for any action or consent by Lender. These damages shall be paid only from the available proceeds of an appropriate insurance policy or from Surplus Cash or other escrow accounts.

(c) Notwithstanding Section 8(a) above, Borrower shall provide complete redress as set forth in Section 45(c) of the Security Instrument and shall indemnify and hold harmless the Indemnitees as set forth in Section 48 of the Security Instrument.

9. **Voluntary and Involuntary Prepayments.**

[Alternative A. Non-GNMA or No Other Bond Obligations prepayment provision. If the Loan is funded with GNMA or Other Bond Obligations, Alternative A should be stricken]

(a) (1) Borrower shall have the right to prepay the Indebtedness in whole or part in an amount equal to one or more monthly payments of principal and interest due, on the first *[or last]* Business Day of any month prior to maturity upon at least thirty (30) days prior written notice to the Lender, which notice shall specify the date on which the prepayment is to be made, the principal amount of such prepayment and the total amount to be paid. In the event of any prepayment of principal at any time, the Borrower shall concurrently pay to the Lender (i) interest on the amount prepaid through and including the last day of the month in which the prepayment is made; and (ii) a prepayment premium equal to [*describe prepayment which must be consistent with Program Obligations*].

(2) Notwithstanding any provision herein for prepayment premium, such premium shall be applicable only to the amount of prepayment in any one calendar year that is in excess of fifteen per centum (15%) of the original principal sum of this Note. No default shall exist by reason of nonpayment of any required installment of principal and interest so long as the amount of optional additional prepayments of principal already made pursuant to the privilege of prepayment set forth in this Note equals or exceeds the amount of such required installment of principal and interest due as of the date of such optional prepayment of principal.

[Alternative B. GNMA or Other Bond Obligations prepayment provision. If the Loan is NOT funded with GNMA or Other Bond Obligations, Alternative B should be stricken]

(a) This Note contains a prepayment restriction and prepayment premium charge acceptable to HUD as to term, amount, and conditions, which are set forth in the attached Rider 1, including that in the event of a default, pursuant to Program Obligations, HUD may override any lockout or any prepayment premium, or combination thereof, in Rider 1 on the last day of any calendar month during any year in which the prepayment premium is greater than one percent (1%) in order to facilitate a partial or full refinancing of the Mortgaged Property and avoid a mortgage insurance claim.

(b) Any application by Lender of any collateral or other security to the repayment of any portion of the unpaid principal balance of this Note prior to the Maturity Date and in the absence of acceleration shall be deemed to be a partial prepayment by Borrower, requiring the payment to Lender by Borrower of a prepayment premium in the amount provided for in Section 9(a) or in Rider 1, as applicable.

(c) Notwithstanding the provisions of subsections (a) and (b) above, no prepayment premium shall be payable with respect to (1) any prepayment made, other than as a result of acceleration, no more than **thirty (30)** days before the Maturity Date, (2) any prepayment occurring as a result of the application of any insurance proceeds or condemnation award under the Security Instrument, or (3) any reduction in the original principal amount of the Loan, or any prepayment, resulting from any cost certification or other report required by HUD pursuant to Program Obligations.

(d) Any permitted or required prepayment of less than the unpaid principal balance of this Note shall not extend or postpone the due date of any subsequent monthly installments or change the amount of such installments, unless Lender agrees otherwise in writing.

(e) Borrower acknowledges that the provisions of this Note relating to prepayment restrictions and prepayment premiums are a material part of the consideration for the Loan, and acknowledges that the terms of this Note are in other respects more favorable to Borrower as a result of the Borrower's voluntary agreement to such provisions.

(f) If the Indebtedness is paid in full while insured under the provisions of the National Housing Act, as amended, the Borrower shall pay to the Lender such adjusted mortgage insurance premium as may be required by Program Obligations.

(g) All payments to reduce the principal balance hereunder, other than regularly scheduled payments of principal, shall be made to Lender in immediately available funds. Payments received after **3:00 p.m. Central Time** will be deemed to have been received on the next Business Day.

~~**[To be included if the Loan is insured under Section 207 pursuant to Section 223(f) of the National Housing Act, as amended. If the Loan is NOT insured under Section 207 pursuant to Section 223(f) of the National Housing Act, as amended, subparagraph (h) should be stricken]**~~

~~(h) Notwithstanding any other provision of this Note to the contrary, this Note may not be prepaid either in whole or in part for a period of five (5) years from the date of endorsement of this Note, except in cases where the prior written approval of HUD is obtained and such written approval is expressly based on Borrower and HUD entering into a HUD-approved use agreement to maintain the Mortgaged Property as rental housing for the remainder of the specified five (5) year period.~~

10. Costs and Expenses. Borrower shall pay all expenses and costs, including reasonable fees and out-of-pocket expenses of attorneys and expert witnesses and costs of investigation and litigation (including appellate), incurred by Lender as a result of any default under this Note or in connection with efforts to collect any amount due under this Note, or to enforce the provisions of any of the other Loan

Documents, including those incurred in post-judgment collection efforts and in any bankruptcy proceeding (including any action for relief from the automatic stay of any bankruptcy proceeding) or judicial or non-judicial foreclosure proceeding.

11. **Forbearance.** Any forbearance by Lender in exercising any right or remedy under this Note, the Security Instrument, or any other Loan Document, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any other right or remedy. The acceptance by Lender of payment of all or any part of the Indebtedness after the due date of such payment, or in an amount that is less than the required payment, shall not be a waiver of Lender's right to require prompt payment when due of all other payments on account of the Indebtedness or to exercise any right or remedy for any failure to make prompt payment. Enforcement by Lender of any security for the Indebtedness shall not constitute an election by Lender of remedies so as to preclude the exercise of any other right or remedy available to Lender.

12. **Waivers.** Presentment, demand, notice of dishonor, protest, notice of acceleration, notice of intent to demand or accelerate payment or maturity, presentment for payment, notice of nonpayment, grace, and diligence in collecting the Indebtedness are waived by Borrower.

13. **Loan Charges.** If any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower in connection with the Loan is interpreted so that any interest or other charge provided for in any Loan Document, whether considered separately or together with other charges provided for in any Loan Document, violates that law, and Borrower is entitled to the benefit of that law, that interest or charge is hereby reduced to the extent necessary to eliminate that violation. The amounts, if any, previously paid to Lender in excess of the permitted amounts shall be applied by Lender to reduce the Indebtedness. For the purpose of determining whether any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower has been violated, all Indebtedness that constitutes interest, as well as all other charges made in connection with the Indebtedness that constitute interest, shall be deemed to be allocated and spread ratably over the stated term of the Note. Unless otherwise required by applicable law, such allocation and spreading shall be effected in such a manner that the rate of interest so computed is uniform throughout the stated term of this Note.

14. **Commercial Purpose.** Borrower represents that the Indebtedness is being incurred by Borrower solely for the purpose of carrying on a business or commercial enterprise, and not for personal, family or household purposes.

15. **Counting of Days.** Except where otherwise specifically provided, any reference in this Note to a period of "**days**" means calendar days, not Business Days.

16. Governing Law; Consent to Jurisdiction and Venue.

(a) This Note and the Security Instrument, if it does not itself expressly identify the law that is to apply to it, shall be governed by the laws of the jurisdiction in which the Land is located (**"Property Jurisdiction"**), except so long as the Loan is insured or held by HUD, federal law will apply to HUD's rights and remedies where state or local laws are preempted by federal law.

(b) Borrower agrees that any controversy arising under or in relation to this Note or the Security Instrument shall be litigated exclusively in the Property Jurisdiction except as, so long as the Loan is insured or held by HUD and solely as to rights and remedies of HUD, federal jurisdiction may be appropriate pursuant to any federal requirements. The state courts, and with respect to HUD's rights and remedies, federal courts and Governmental Authorities in the Property Jurisdiction, shall have exclusive jurisdiction over all controversies which shall arise under or in relation to this Note, any security for the Indebtedness, or the Security Instrument. Borrower irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue to which it might be entitled by virtue of domicile, habitual residence or otherwise.

17. Rules of Construction. The captions and headings of the Sections of this Note are for convenience only and shall be disregarded in construing this Note. Any reference in this Note to a **"Section"** shall, unless otherwise explicitly provided, be construed as referring, respectively, to a Section of this Note. Use of the singular in this Note includes the plural and use of the plural includes the singular. As used in this Note, the term **"including"** means "including, but not limited to."

18. Notices. All notices, demands and other communications required or permitted to be given by Lender to Borrower or Borrower to Lender pursuant to this Note shall be given in accordance with Section 31 of the Security Instrument.

19. Federal Remedies. In addition to any rights and remedies set forth in the Regulatory Agreement between Borrower and HUD, HUD has rights and remedies under federal law so long as HUD is the insurer or holder of the Loan, including but not limited to the right to foreclose pursuant to the Multifamily Mortgage Foreclosure Act of 1981, as amended, 12 U.S.C. § 3701, *et seq.*, as amended, when HUD is the holder of the Note.

20. Termination of HUD Rights and Remedies. At such time as HUD no longer insures or holds this Note, (a) all rights and responsibilities of HUD shall conclude, all mortgage insurance and references to mortgage insurance premiums, all references to HUD, GNMA and Program Obligations and related terms and provisions shall cease, and all rights and obligations of HUD shall terminate; (b) all obligations and responsibilities of Borrower to HUD shall likewise terminate; and (c) all obligations and responsibilities of Lender to HUD shall likewise terminate; provided, however, nothing

contained in this Section 20 shall in any fashion discharge Borrower from any obligations to HUD under the Regulatory Agreement or Program Obligations or Lender from any obligations to HUD under Program Obligations, which occurred prior to termination of the Contract of Insurance. The provisions of this Section 20 shall be given effect automatically upon the termination of the Contract of Insurance or the transfer of this Note or the Security Instrument by HUD to another party, provided that upon the request of Borrower, Lender or the party to whom the Note or the Security Instrument has been transferred, at no cost to HUD, HUD shall execute such documents as may be reasonably requested to confirm the provisions of this Section 20.

[~~*INSERT THE FOLLOWING IF PERMITTED UNDER THE LAW OF THE PROPERTY JURISDICTION AND INSERT ANY OTHER APPROPRIATE PROVISIONS FOR THE JURISDICTION*~~]

21. WAIVER OF TRIAL BY JURY. BORROWER AND LENDER EACH (a) AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS NOTE OR THE RELATIONSHIP BETWEEN THE PARTIES AS LENDER AND BORROWER THAT IS TRIABLE OF RIGHT BY A JURY AND (b) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

[~~*IN THE EVENT THERE ARE MODIFICATIONS TO THE NOTE, INDICATE HERE THAT THERE IS AN ATTACHED RIDER CONTAINING SUCH MODIFICATIONS, AND REFERENCE RIDER 1, IF APPLICABLE.*~~]

See Rider 1 regarding prepayment restrictions and prepayment charges attached hereto.

IN WITNESS WHEREOF, Borrower has signed and delivered this Note or has caused this Note to be signed and delivered by its duly authorized representative as of the date first above written.

HIGHLANDS LOFTS, LLC
A Missouri limited liability company

By: ____________________
Steven A. Brown
Authorized Representative

State of Missouri

DEED OF TRUST NOTE

HIGHLANDS LOFTS, LLC
a Missouri limited liability company
[Borrower]

To

GERSHMAN INVESTMENT CORP.
an Arkansas corporation
[Lender]

Project No.: 085-35545

Insured under §221(d)(4) per §223(a)(7) of the National Housing Act, as amended, and regulations published thereunder in effect on July 11, 2012, to the extent of advances approved by HUD.

~~By:~~ ______________________ ~~Date:~~ __________, ~~20~~___
~~[Title]~~

A total sum of $32,539,400.00 has been approved for insurance hereunder by HUD.

By: [signature] Date: July 27, 2012
Authorized Official [Title]

FOR USE ONLY WITH LOANS TO BE INSURED PURSUANT TO § 223(a)(7):

For purposes of compliance with Section 223(a)(7)(A)(iv) of the National Housing Act, as amended, the Contract of Insurance regarding HUD Project No. 085-35459 is transferred to HUD Project No. 085-35545, and said Contract of Insurance is hereby amended to reflect the terms, conditions, and provisions of the FHA Commitment for Project No. 085-35545, dated July 11, 2012, and the National Housing Act, as amended, as evidenced by HUD's endorsement for insurance of this Note dated July 1, 2012, executed by Highlands Lofts, LLC (Maker), and payable to Gershman Investment Corp. (Lender) in the amount of $32,539,400.00.

Rider 1
to Deed of Trust Note
Federal Housing Administration
Highlands Lofts, LLC
FHA Project: The Lofts at the Highlands
FHA Project No.: 085-35545

PREPAYMENT PROVISIONS.

1. Except as provided in paragraphs 2 and 3 below, commencing on September 1, 2012, Maker may prepay the indebtedness in whole or in part on the last day of any month provided that the Holder is given at least thirty (30) days' prior written notice of such prepayment; provided such prepayment is accompanied by the applicable prepayment penalty (expressed as a percentage of the principal amount so prepaid) set forth below:

Period of Prepayment:	Prepayment Penalty
On or after September 1, 2012 through August 31, 2013	10.0%
On or after September 1, 2013 through August 31, 2014	9.0%
On or after September 1, 2014 through August 31, 2015	8.0%
On or after September 1, 2015 through August 31, 2016	7.0%
On or after September 1, 2016 through August 31, 2017	6.0%
On or after September 1, 2017 through August 31, 2018	5.0%
On or after September 1, 2018 through August 31, 2019	4.0%
On or after September 1, 2019 through August 31, 2020	3.0%
On or after September 1, 2020 through August 31, 2021	2.0%
On or after September 1, 2021 through August 31, 2022	1.0%
On or after September 1, 2022	0.0%

Any such prepayments, including the principal sum so prepaid, interest thereon to and including the date of such prepayment and any prepayment penalty due in connection therewith, shall be paid in immediately available Federal Funds.

2. Notwithstanding the foregoing restrictions on prepayment, this Deed of Trust Note may be prepaid, in whole or in part, from hazard insurance proceeds or condemnation proceeds at any time without payment of prepayment penalty or charge.

3. Notwithstanding any prepayment prohibition imposed and/or penalty required by this Note with respect to prepayments made prior to September 1, 2021, the indebtedness may be prepaid in part or in full without the consent of the mortgagee and without prepayment penalty if HUD determines that prepayment will avoid a mortgage insurance claim and is, therefore, in the best interest of the United States government.

PAYMENT OF PRINCIPAL PROVISION. Notwithstanding anything contained in this Note, nothing will excuse the Maker from making regularly scheduled monthly payments of the principal.

HIGHLANDS LOFTS, LLC
A Missouri limited liability company

By: ______________________
Steven A. Brown
Authorized Representative